UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2005

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota	55432
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (763) 514-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entering into a Material Definitive Agreement.

      On April 21, 2005 Medtronic, Inc. (the “Company”) and its wholly-owned subsidiaries, Medtronic Sofamor Danek, Inc. and SDGI Holdings, Inc. (“SDGI”), entered into an Asset Purchase and Settlement Agreement (the “Agreement”) with Gary K. Michelson, M.D. and Karlin Technology, Inc.(“KTI”). Pursuant to the terms of the Agreement, at closing SDGI will acquire substantially all of the intellectual property of KTI and Dr. Michelson relating to the diagnosis and treatment of the spine, and related contracts, rights and tangible materials. The transaction will also resolve all litigation and disputes between the parties. Under the Agreement, SDGI will pay KTI and Dr. Michelson $1.3 billion at closing, plus $50 million after the closing in five equal installments of $10 million per year. The Agreement also will transfer to SDGI ownership of all inventions related to the diagnosis and treatment of the spine conceived or acquired by Dr. Michelson or KTI (subject to certain exclusions) during the 15 year period following closing, and will end all of the Company’s ongoing royalty payments to KTI and Dr. Michelson under existing license agreements.

      The closing of this transaction is subject to expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other closing conditions customary for transactions of this nature. The parties anticipate that the closing of the transaction will occur as soon as practicable after all closing conditions have been satisfied.

      On April 22, 2005, the Company issued a press release announcing that it entered into the Agreement, a copy of which is furnished as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1 Press release dated April 22, 2005.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
	By:	/s/ Terrance L. Carlson
Date: April 22, 2005		Terrance L. Carlson
Senior Vice President, General Counsel And Corporate Secretary